Exhibit 10.2

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (“Agreement”) is made and entered into effective as of __________, 2014 (the “Effective Date”) by and between Carbon Bond Holdings, Inc., a Colorado corporation (“Licensor”), and _________, a ______ corporation (“Licensee”).

RECITALS

A.           Whereas Licensor owns and possesses certain technology related to proprietary process(es) which have been developed, implemented and practiced at Licensor’s facilities (hereinafter defined and referred to as the “Process”) relating to the commercial laboratory science and analytical testing of medical and non-medical-grade cannabis products and the rights to use and to license the confidential and proprietary information, trade secrets, skills, experience, recorded or unrecorded, developed and/or accumulated by Licensor, from time to time prior to and during the term of this Agreement (hereinafter referred to as the “Technology”).

B.           Whereas Licensor desires to receive disclosure of and to license the Technology in order to enable Licensee to use the Process in the manner contemplated herein.

C.           WHEREAS, Licensor is willing to make such disclosure and to grant such license rights under the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the terms and conditions of this Agreement, the parties agree as follows:

1.            Definitions.  Unless otherwise defined in this Agreement, the following terms shall have the meanings set forth below.

   1.1           “Affiliate(s)” shall mean a corporation or other legal entity and shall include any company or other business entity, present or future, in which that corporation or other legal entity owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock or otherwise has a controlling interest, but only so long as such ownership or control exists.

1.2          “Confidential Information” shall mean any data or information regarding the business operations of a party that is not generally known to the public and affords such party a competitive advantage, including but not limited to, information regarding products and product development, suppliers, marketing strategies, finance, operations, customers, sales, and internal performance results, and all information regarding proprietary processes, including but not limited to: concepts, designs, documentation, reports, data, specifications, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.  Confidential Information does not include information that: (i) is available to the public or that becomes available to the public through no act or failure to act by the recipient party; (ii) is known to the recipient party prior to the date of disclosure, unless the recipient party agreed to keep such information in confidence at the time of its receipt; (iii) properly obtained hereafter from a source that is not under an obligation of confidentiality with respect to such information; or (iv) is developed independently by the recipient party without reference to or use of the disclosing party’s Confidential Information.

1.3          “Documentation” means the technical documentation, service manuals, operation manuals and guides, production control documents and other materials or other information associated with the Process, whether published or unpublished, including any applicable artwork and/or film.

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1.4          “Field of Use” shall mean commercial laboratory science and analytical testing of medical and non-medical-grade cannabis products.

1.5          “Improvement” shall mean any improvement, modification in or to the Technology and/or the Process or any derivative work thereof which is made, conceived or acquired by Licensee during the term of this Agreement and which Licensee is free to disclose and license without any obligation to any third party.

1.6          “Intellectual Property Rights” or “IP” shall mean all of the following, as they may exist in all jurisdictions throughout the world: (i) patent rights (including rights in published and unpublished patent applications and all patents issuing therefrom), (ii) copyrights, including but not limited to copyrights in documents, software, source code and object code;  (iii) trademarks, trade names or service marks; (iii) maskworks;  (iv) trade secret rights in technical information including processes, procedures, techniques, methods, know-how and the like, and (v) any similar proprietary rights in technical data, inventions, discoveries, technical documentation and the like.

1.7          “License” shall mean the license granted by Licensor to Licensee pursuant to Section 2.2 of this Agreement.

1.8          “Licensee Products” means any products independently developed, manufactured, used or sold by Licensee that incorporate any portion of the Technology and/or are produced, manufactured or dispensed using any portion of the Process or any derivative works of the Technology or the Process, whether independently or bundled with any other products.

1.9          “Licensed Territory” shall mean ________.

2.            Grant of License.

2.1          License.  Subject to the terms, conditions and restrictions set forth herein, Licensor grants to Licensee a non-exclusive, non-transferable (except as provided herein) license in the Field of Use, without ability to sublicense, under any and all of the Technology disclosed to Licensee pursuant to or in connection with this Agreement in connection with and for purposes of utilizing and practicing the Process to develop, cultivate and manufacture Licensed Products, including the right to use, sell and dispense Licensed Products in the Licensed Territory.

2.2          Software Subscription. Subject to the terms, conditions and restrictions set forth in the Software Subscription Agreement included herein as Attachment A, Licensor will provide Licensee a software subscription.

2.3          Trademark License. Subject to the terms, conditions and restrictions set forth in the Trademark License Agreement included herein as Attachment B, Licensor will grant Licensee a right to use certain licensed marks.

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2.4          Improvements. Licensee hereby grants Licensor a non-exclusive, worldwide, non-transferable (except as provided herein) license, including the right to sub-license, under any and all Improvements and under any patents issuing thereon in connection with and for purposes of utilizing and practicing the Process to develop, cultivate and manufacture Licensed Products, including the right to use, sell and dispense Licensed Products in the Licensed Territory. Without intending to limit the scope of the rights granted to Licensee as set forth above, Licensee agrees to treat such Improvements as confidential in the same way as it treats its own information of similar character.

3.            Ownership.

3.1          Technology and the Process.  Title to, ownership of the Technology, the Process, any accompanying Documentation, Confidential Information of Licensor, all copies thereof and all Intellectual Property Rights therein shall, as between Licensor and Licensee, be and at all times remain with Licensor or its designees, as applicable. All rights not expressly licensed herein are reserved to Licensor. Licensee hereby acknowledges that this Agreement is a license agreement and not an agreement for sale.

3.2          Licensee Improvements.  All rights, title and interest in and to any enhancements, modifications, improvements, updates or derivative works (“Improvements”, as defined in Section 1.5 above) made by or on behalf of Licensee to the Technology, the Process, or the Intellectual Property Rights, are and shall remain solely with Licensor including, without limitations, enhancements, modifications, improvements, updates or derivative works made to the Licensed Products by Licensor under direction from Licensee.  Licensor acknowledges that all such future Licensee Improvements shall be included within the scope of the License granted hereunder. Licensee understands and agrees that the title to any such enhancements, modifications, Improvements, updates or derivative works shall be assigned to and is hereby assigned to Licensor.

3.3          Licensor Improvements.  All rights, title and interest in and to any enhancements, modifications, Improvements, updates or derivative works, made by or on behalf of Licensor to the Technology, the Process or the Intellectual Property Rights shall be and remain the sole and exclusive property of Licensor but shall be included in the License granted to Licensee hereunder.  The Licensor agrees to make available any such Improvements or modifications to the Licensee in a timely manner.

4.            License Fee/Audit Rights/Right to Inspect.

4.1          License Fee. The License Fee is set forth on Attachment C.

4.2          Right to Inspect. Licensee shall keep records in sufficient detail to permit licensor to ascertain and verify Licensee’s compliance with the terms and conditions of this Agreement.  Licensee shall permit Licensor or its duly authorized auditor to inspect, examine and copy Licensee’s records applicable to the manufacture of Licensee Products at reasonable times and during normal business hours for purposes of verifying the accuracy of the manufacturing and dispensing reports and any payments made or required to be made by Licensee hereunder.  If any such inspection or audit reveals any discrepancies or failure to comply with the requirements of this Agreement, Licensor shall provide prompt notice thereof to Licensee, and Licensee shall take immediate steps to remedy and such deficiencies and/or area of non-compliance.

5.           Support; Updates.  Licensor shall have the obligation to provide support and or maintenance with respect to the Process, and Licensor shall provide updates, upgrades, or any improvements or modifications to the Technology and the Process to Licensee.

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6.            Confidentiality and Nondisclosure.

6.1         Each party acknowledges that, in the course of performance pursuant to this Agreement, each party may obtain Confidential Information relating to the other party. Such Confidential Information shall belong solely to discloser of such Confidential Information.  Neither party shall use or disclose Confidential Information of the other party to third parties, without the written consent of the disclosing party. Each party agrees to undertake reasonable measures to maintain the Confidential Information in confidence, which measures shall be no less than the measures taken by the recipient party to protect its own Confidential Information and shall include entering into such confidentiality and non-disclosure agreements as required substantially in the form of agreement as attached hereto in Attachment D.  Each party agrees to report immediately to the other party any unauthorized use or disclosure of Confidential Information of which such party has actual knowledge. Upon expiration or termination of this Agreement, each party will immediately destroy or erase all copies of the Confidential Information and, upon the other party’s request, promptly confirm destruction of same by signing and returning to the other party a certificate of destruction satisfactory to such other party.

6.2          Licensee shall not remove, modify or obliterate any restrictive markings on any documents or other materials provided to it by Licensor.

6.3         In order to protect and preserve the rights granted to Licensee pursuant to Article 2, Licensee agrees to implement procedures with respect to the protection of intellectual property and proprietary information which are consistent with industry standards and which are reasonably acceptable to Licensor.  The parties shall agree on such procedures and reduce them to writing prior to any transfer of Technology from Licensor to Licensee.

7.           Representations and Warranties; Covenants; Disclaimers.

7.1         Representations and Warranties of Licensor.  Licensor hereby represents and warrants to Licensee the following.

   (a)          Organization/Good Standing.  Licensor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado.

   (b)          Authority. Licensor has the full corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement.  All corporate action on the part of Licensor, its officers, directors and stockholders necessary to execute and deliver this Agreement has been taken and this Agreement constitutes a valid binding and enforceable agreement in accordance with its terms.

   (c)            No Conflicts. Performance of the obligations of Licensor under the terms of this Agreement will not violate any provision of its certificate of incorporation or bylaws or conflict with or breach any agreement to which Licensor is a party.

   (d)           Ownership.

    (i)           Licensor is the sole and exclusive owner of the Technology, the Process, and all Intellectual Property Rights therein.

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  (ii)           Licensor has all legal right and authority to grant and convey to Licensee the rights and licenses contained in this Agreement without violation or conflict with any law.

  (iii)           To the best of Licensor’s knowledge and belief, no action, suit, claim, arbitration, or other proceeding exists, is pending or threatened which is inconsistent with the rights granted under this Agreement or Licensor’s ownership of the Technology, the Process or any of the Intellectual Property Rights therein.

  (iv)           To the best of Licensor’s knowledge and belief, neither the Technology nor the Process infringes upon any proprietary or intellectual property rights of any third party.

   7.2           Representations and Warranties of Licensee.  Licensee hereby represents and warrants to Licensor the following.

  (a)           Organization; Good Standing.  Licensee is a corporation duly organized, validly existing, and in good standing under the laws of the State of _______.

  (b)           Authority.  Licensee has the full corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement.  All corporate action on the part of Licensee, its officers, directors and stockholders necessary to execute and deliver this Agreement has been taken and this Agreement constitutes a valid binding and enforceable agreement in accordance with its terms.

  (c)           No Conflicts.  Performance of the obligations of Licensee under the terms of this Agreement will not violate any provision of its certificate of incorporation or bylaws or conflict with or breach any agreement to which Licensee is a party.

   7.3           Covenants and Disclaimers.

  (a)           Licensor makes no representation, warranty, guarantee or the like with respect to the Technology, the Process, or the Intellectual Property Rights licensed hereunder or with respect to the results to be obtained from the use of any of the foregoing, except that Licensor represents and warrants that it has no contractual obligation to any third party which is in conflict with the rights and licenses granted herein. Licensee expressly agrees to assume all risk and liability arising from its election to use or rely on the Technology, the Process and any Intellectual Property Rights licensed hereunder.  Similarly, Licensor expressly agrees to assume all risk and liability arising from its election to use or rely on Improvements provided to Licensor pursuant to this Agreement.

  (b)           Licensor makes no representation or warranty that the Technology, the Process, or the Intellectual Property Rights licensed hereunder can be exploited without infringing the intellectual property rights of others, and Licensee assumes all risk and liability for claims of infringement arising from its use of or reliance on the foregoing.  If Licensee receives any claim or threat of any claim that its use of the Technology, the Process, or the Intellectual Property Rights licensed hereunder infringes any third party rights, it shall promptly advise Licensor and Licensor shall have the right, but not the obligation, to defend or settle any such claim or threat of claim.

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                      (c)           Nothing in this Agreement is intended to or shall require Licensor to file patent applications or maintain patent applications or patents and Licensor shall at all times be free to abandon patents and applications at its sole discretion.

  (d)           Licensee shall be responsible for compliance with all laws and/or regulations applicable to its activities under this Agreement and, upon the request of Licensor, Licensee shall defend, indemnify and hold-harmless Licensor and its officers, directors and employees from any claim, liability or related costs or expense, howsoever arising, resulting from or connected with Licensee’s failure to do so.

   (e)           The liability of Licensor and its Affiliates to Licensee pursuant to or in connection with this Agreement is specifically limited as provided herein and Licensee hereby expressly waives any remedies, rights, representations or warranties, arising by law or otherwise, which are not set forth herein.

8.          Term of License.  Provided that neither party is in material breach of this Agreement, the term hereof shall continue in full force and effect until otherwise terminated by either party in accordance with the provisions hereof subject to the following conditions.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of five years after the Effective Date (provided that neither party is in material breach of this Agreement, the term hereof shall continue in full force and effect until otherwise terminated by either party in accordance with the provisions hereof) (the “Initial Term”), which term will automatically be extended five additional years on the fifth anniversary of the Effective Date (a “Renewal Term”) and on the fifth anniversary of the first May 1 of each Renewal Term such that the term of this Agreement will be automatically renewed and extended for successive five-year terms indefinitely unless and until terminated in accordance with the terms hereof.

9.            Indemnification.

      9.1           By Licensee.  Licensee shall defend, indemnify, protect and hold Licensor and its officers, directors and employees harmless against any and all claims, damages, losses, costs or other expenses (including reasonable attorneys’ fees) that arise directly or indirectly out of or from any breach of this Agreement by Licensee or the use or modification of the Technology, the Process or the Intellectual Property Rights by Licensee or by others to whom Licensee has provided access thereto.

      9.2           By Licensor. Licensor shall defend, indemnify, protect and hold Licensee and its officers, directors and employees harmless against any and all claims, damages, losses, costs or other expenses (including reasonable attorneys’ fees) that arise directly or indirectly out of or from any breach of this Agreement by Licensor or the use or modification of the Technology, the Process, or the Intellectual Property rights by Licensor or by others to whom Licensor has provided access thereto.

10.         Limitation of Damages and Liability.  IN NO EVENT SHALL LICENSOR OR ITS AFFILIATES, OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE RESPONSIBLE OR LIABLE FOR ANY LOST PROFITS, LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE, LOSS OF INFORMATION, LOSS OF DATA, OR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER DAMAGES OF LICENSEE OR ANY THIRD PARTY (EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY ARISING OUT OF OR RELATING IN ANY WAY TO LICENSEE’S USE OF THE TECHNOLOGY OR THE PROCESS AND/OR ACCOMPANYING DOCUMENTATION OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT. IN NO EVENT SHALL LICENSOR’S LIABILITY EXCEED THE AMOUNT, IF ANY, OF SHARES OR OTHER CONSIDERATION ACTUALLY RECEIVED BY LICENSOR UNDER THIS AGREEMENT.

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FUTHERMORE, IN NO EVENT SHALL LICENSEE OR ITS AFFILIATES, OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE RESPONSIBLE OR LIABLE FOR ANY LOST PROFITS, LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE, LOSS OF INFORMATION, LOSS OF DATA, OR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER DAMAGES OF LICENSEE OR ANY THIRD PARTY (EVEN IF LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY ARISING OUT OF OR RELATING IN ANY WAY TO LICENSOR’S USE OF THE TECHNOLOGY OR THE PROCESS AND/OR ACCOMPANYING DOCUMENTATION OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT. IN NO EVENT SHALL LICENSEE’S LIABILITY EXCEED THE AMOUNT, IF ANY, OF SHARES OR OTHER CONSIDERATION ACTUALLY PAID BY LICENSEE UNDER THIS AGREEMENT.

11.  Regulatory or Legislative Change.

11.1           In the event of any material change in any state or federal statute, regulation or definitive interpretation thereof by a government agency or administrative body (“Laws”), or an enforcement action against Licensor or its Control Persons arising under any Laws, in each case which shall make this Agreement unlawful in whole or in material part, the parties shall immediately enter into good faith negotiations regarding a license arrangement (if necessary) which is consistent with such Laws and approximates as closely as possible the economic position of the parties hereunder prior to the change.  If the parties are unable to reach such an agreement within 45 days following written notice from one party to the other, then either party may terminate this Agreement effective upon 90 days’ prior written notice.  Licensee recognizes that Licensor is engaged in a regulated business, is subject to registration and regulation by state and federal authorities.  In furtherance of the foregoing, the parties agree as follows:

11.2           After thorough discussion with Licensee, Licensor will use its best independent judgment to determine, in its sole discretion, if the changes in the parties’ relationship, as reflected in this Agreement, are sufficiently significant to trigger voluntary disclosure to or additional approval from applicable regulatory authorities.  Subject to the immediately preceding sentence, Licensor will involve Licensee to the maximum extent possible in its dealings and communications with regulators on an ongoing basis.

11.3           If any state or federal regulator requires changes to the agreements made by the parties, as reflected in this Agreement, the parties will work together in good faith to reach a mutually satisfactory modified arrangement that respects to the greatest extent possible the agreements that the parties have made.

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12.          General Provisions.

12.1           Governing Law.  This Agreement will be governed in accordance with the laws of the State of Colorado without regard to its conflict of law provisions.

12.2           Attorneys Fees.  The prevailing party in any court action or arbitration may be awarded reasonable attorney’s fees and costs from the non-prevailing party.

12.3           Notices.  All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, via facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth on the signature page to this Agreement, or at such other address for such party as shall be specified by like notice.  All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

12.4           Severability.  In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

12.5           Waiver.  The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

12.7           Entire Agreement.  This Agreement together with all appendices, each of which is hereby incorporated by reference, constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement.  This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party. No other act, document, usage or custom shall be deemed to amend or modify this Agreement.

12.9           Assignment.  Neither party may assign this Agreement by operation of law or otherwise, in whole or in part, other than pursuant to a merger or a transfer of a majority of its assets, without the other party’s written consent, which consent shall not be unreasonably withheld or delayed; provided, however, either party may assign this Agreement to an affiliate or successor without the prior written consent of the other party.  Any attempt to assign this Agreement in derogation hereof shall be null and void.

12.10         Equitable Relief. Licensee acknowledges and agrees that, due to the unique nature of the Technology, the Process and Confidential Information, there may be no adequate remedy at law for any breach of its obligations hereunder, and therefore, that, upon any such breach or threat thereof, Licensor shall be entitled to injunctions and other appropriate equitable relief in addition to whatever remedies they may have at law.

12.11         Expenses.  Each party shall be responsible for all expenses incurred by such party in connection with the negotiation and execution of this Agreement.

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12.12         Publication.  Each party hereto agrees that during the term of this Agreement, it will not publicize the terms and conditions hereof, except:

   (i)           with the prior written consent of the other party,

   (ii)          pursuant to an order of a court or governmental body of competent jurisdiction,

   (iii)         as may be required by law, or

   (iv)         as may be necessary to exercise its rights hereunder.

12.13         Relationship of the Parties.  Neither Licensee nor Licensor is an agent of the other party and nothing in this Agreement shall be construed to create any partnership, joint venture, agency or any similar relationship between the parties.  Neither party has any express or implied authority to act or make any representations whatsoever on behalf of the other party.

12.14        Counterparts.   This Agreement may be executed in counterparts, including electronically transmitted counterparts, each of which shall be deemed an original and together shall be considered a single agreement.

IN WITNESS WHEREOF, the parties have executed this Technology License Agreement as of the Effective Date.

LICENSOR	LICENSEE

Carbon Bond Holdings, Inc.

By:	By:

Print Name:

Its:	Its:

Address:	Address:

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ATTACHMENT A

Software Subscription Agreement

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ATTACHMENT B

Trademark License Agreement

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ATTACHMENT C

License Fee

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ATTACHMENT D

(Form of Non-Disclosure/Confidentiality Agreement)

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